Exhibit (99.1)

EASTMAN KODAK COMPANY

Thursday, 16 September, 2004



         KODAK ANNOUNCES CLOSURE OF COBURG PLANT

               A statement from John Allen
     Chairman and Managing Director, Kodak Australia


It is with regret that I announce the closure of the Coburg manufacturing plant. The plant will cease operating on 26 November 2004 and most impacted employees will leave the company on 2 December 2004.

It is also with regret that I announce the closure of the wholesale photo processing lab at Coburg. The last day for production will be 22 October 2004.

All impacted employees will receive their full redundancy and other entitlements. We are also offering employees and their families a comprehensive counselling and career transition program to help with finding new employment.

As a result of these closures, approximately 600 staff will be made redundant.

These closures have been caused by the fundamental change in consumer behaviour driven by the increasing popularity of digital photography, in Australia and worldwide.

This decision was in no way influenced by the performance of our operations, or Australian economic, industrial or political factors - Kodak values the strong support it has received from its employees, governments and the local community.

Kodak remains committed to the Australian market and will continue to offer a full range of traditional and digital photographic services and products to our consumer and commercial customers.


/s/  John Allen


Media Contact:
Paul Conroy
Phone:  0418 371 099